Exhibit 99.1

NEWS for Immediate Release

THE MANITOWOC COMPANY ANNOUNCES
SENIOR MANAGEMENT PROMOTIONS

MANITOWOC, WI – May 4, 2004 – The Manitowoc Company, Inc. (NYSE: MTW) announced today the election of Carl J. Laurino as its senior vice president and chief financial officer. Laurino succeeds Timothy M. Wood, who served as CFO since 2002.  Wood will complete his duties with the certification of Manitowoc’s first-quarter financial statements.  Following this, Wood will assume the position of director of governance compliance for The Manitowoc Company and will work out of his office in Chicago.  Wood emphasized that he made this decision for family reasons saying that he is very pleased with the opportunity to stay with The Manitowoc Company while being able to be located with his family.

Terry D. Growcock, chairman and chief executive officer, said: “Manitowoc benefited from the financial perspective that Tim brought to the company and we are pleased that he is staying with us in a new and important capacity.  As part of our comprehensive management succession plan, we had previously identified Carl as Tim’s successor. We are confident in Carl and his proven abilities as we continue to execute the company’s financial strategies and grow our global enterprise.”

Laurino, age 42, will remain Manitowoc’s treasurer, a position he has held since 2001.  The company also announced that Dean J. Nolden, age 35, who previously served as corporate con-troller, was elected as vice president of finance and controller.  In addition, Maurice D. Jones was promoted to senior vice president, general counsel, and secretary. Jones, age 44, joined the company in 1999 as general counsel and secretary, and most recently served as its vice president, general counsel, and secretary.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Company contact:

Thomas G. Musial

Senior Vice President –

Human Resources & Administration

920-652-1738